Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

Wallbox N.V.

Barcelona, Spain

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-263795) of our report dated April 29, 2022, relating to the consolidated financial statements of Wallbox N.V. which appears in the Annual Report on Form 20-F.

/s/ BDO Bedrijfsrevisoren BV

BDO Bedrijfsrevisoren BV

Zaventem, Belgium

April 29, 2022